Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Dun & Bradstreet Holdings, Inc. of our report dated April 1, 2019, except for the change in composition of reportable segments and the change in classification of revenues by customer solution set discussed in Note 1 and Note 16 to the consolidated financial statements, as to which the date is March 16, 2020, relating to the financial statements of The Dun & Bradstreet Corporation, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 26, 2020